UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15


      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number:  811-07386



  HYPERION 2005 INVESTMENT GRADE OPPORTUNITY TERM TRUST, INC.
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   (Exact name of registrant as specified in its charter)

                  One Liberty Plaza
                  165 Broadway, 36th Floor
                  New York, New York 10006-1404
                  1-800-HYPERION
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
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           (Title of each class of securities covered by this Form)

                                       N/A
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
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         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)  |X|

              Rule 12g-4(a)(1)(ii)  |_|

              Rule 12g-4(a)(2)(i)  |_|

              Rule 12g-4(a)(2)(ii)  |_|

              Rule 12h-3(b)(1)(i)  |_|

              Rule 12h-3(b)(1)(ii)  |_|

              Rule l2h-3(b)(2)(i)  |_|

              Rule 12h-3(b)(2)(ii)  |_|

              Rule 15d-6  |_|

         Approximate number of holders of record as of the certification or notice date: 0

         Pursuant to the requirements of the Securities Exchange Act of 1934 Hyperion 2005 Investment Grade Opportunity Term Trust, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  December 22, 2005                    By: /s/ Clifford E. Lai
                                                -------------------------------
                                                    Clifford E. Lai
                                                    President